Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-176606, No. 333-173512 and No. 333-166324) and the related prospectuses of Graphic Packaging Holding Company and in the Registration Statements (Form S-8 No. 333-176598, No. 333-162912 and No. 333-149625) of Graphic Packaging Holding Company of our reports dated February 7, 2013 with respect to the consolidated financial statements of Graphic Packaging Holding Company, and the effectiveness of internal control over financial reporting of Graphic Packaging Holding Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 7, 2013